Exhibit 99.2

Conference Call Transcript

JAH - Q1 2009 Jarden Corporation Earnings Conference Call

Event Date/Time: Apr. 21. 2009 / 5:00PM ET

Apr. 21. 2009 / 5:00PM ET, JAH - Q1 2009 Jarden Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

Erica Pettit

Financial Dynamics - Director of IR

Martin Franklin

Jarden Corporation - Chairman and CEO

Ian Ashken

Jarden Corporation - Vice Chairman and CFO

Jim Lillie

Jarden Corporation - President and COO

CONFERENCE CALL PARTICIPANTS

Bill Chappell

SunTrust Robinson Humphrey - Analyst

Lauren Lieberman

Barclays Capital - Analyst

Joe Altobello

Oppenheimer - Analyst

Hayley Wolf

Rochdale Securities - Analyst

Alvin Concepcion

Citigroup - Analyst

Ryan Daniels

William Blair & Company - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the Jarden Corporation’s conference call. This afternoon’s call will begin with management making some formal remarks. When they have concluded, a question-and-answer session will follow. (Operator Instructions). As a reminder, today’s conference is being recorded.

I’d now like to turn the call over to Erica Pettit of FD. Please go ahead.

Erica Pettit - Financial Dynamics - Director of IR

In accordance with regulation FD, or Fair Disclosure, we are webcasting this conference call. Any redistribution, retransmission or rebroadcast of this call in any form without the express written consent of Jarden is strictly prohibited.

Please note that on this call the Company may discuss forward-looking statements within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements reflect our best judgment today of future events or results, including our expected future business and financial performance based on current market trends and conditions, but are not guarantees and are subject to risks and uncertainties, including those listed in the cautionary language at the end of our earnings press release issued this afternoon.

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As a result, actual results may differ materially from those projected in the forward-looking statements. For details concerning these risks and uncertainties, you should refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K and recent Form 10-Q. The Company undertakes no obligation to update these forward-looking statements.

And now I would like to turn the call over to Martin Franklin, Chairman and Chief Executive Officer. Martin, please go ahead.

Martin Franklin - Jarden Corporation - Chairman and CEO

Thank you very much. Good afternoon, ladies and gentlemen. I do apologize for the short notice. Nevertheless, events are what they. With me on the call today is Ian Ashken, our Vice Chairman and Chief Financial Officer, and Jim Lillie, our President and Chief Operating Officer.

Hopefully you’ve all had an opportunity to see the earnings release that we issued just a while ago this afternoon. Our prepared remarks today will be shorter than our regularly quarterly conference calls given the detailed overview that we provided investors during our Analyst and Investor Day presentation at the New York Stock Exchange last month.

During this presentation, we detailed for investors the strategy we are adopting to win in the current volatile recessionary environment, showcased a number of our new products, as well as provided investors the opportunity to hear directly from the leaders at each of our business segments.

After reviewing our strong first-quarter results, I will hand over the call to Ian and Jim before wrapping up the call with an overview of some of the key drivers we believe will allow our businesses to continue to perform in the remainder of 2009.

Our healthy first-quarter results continue to support our view that Jarden’s diversified portfolio of niche market leading brands is better positioned to weather the current downturn than many of our competitors. We also believe that our successes in this challenging economic environment can, with continued focus and execution, be swiftly channeled once the macroeconomic trends become more positive to produce sustainable long-term organic growth.

Across the entire Jarden platform, our results in Q1 were encouraging. In our Consumer Solutions segment, we grew revenue organically by over 5% while maintaining segment-operating margins at the same level as the previous year.

Although we experienced a sales decline of 6% in our Branded Consumables segment, we expanded segment operating margins by over 100 basis points to actually improve absolute profitability on the lower sales base.

Our Outdoor Solutions segment, whose annual sales are approximately 40% international, was impacted the most by the strengthening of the U.S. dollar since last year. Jarden Outdoor Solutions accounted for $35 million of the $54 million of negative foreign exchange fluctuations in the first quarter sales. Excluding this foreign exchange movement, JOS sales fell by about 5% during the quarter, with operating segment margins staying approximately flat to Q1 2008.

In addition to the first quarter being our smallest quarter, our business in Q1 also faced the anticipated pricing pressures from retailers without much of the benefit we expect to see in the second half of the year from lower commodity costs. We were extremely satisfied that our focus on working capital management in Q1 resulted in inventory levels more than $100 million lower than at March 31, 2008 and more than $50 million lower than at the year-end. This focus on reducing working capital helped us report Jarden’s first positive cash flow from operations in Q1—in any Q1 over the last five years.

Better than expected sales, solid margins, net income and earnings per share growth, strong cash flow and excellent working capital management produced a strong overall quarter in a very tough macroeconomic environment.

I’d now like to pass the call over to Ian to go through our financial results, and then Jim will provide an operational update. As we recently discussed, our operational performance and strategy during—in detail during our March 2009 Analyst and Investor Day, Jim will keep his remarks short today. I would now like to hand the call to Ian to review the numbers.

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Ian Ashken - Jarden Corporation - Vice Chairman and CFO

Thank you, Martin.

Net sales for the first quarter of 2009 were $1.14 billion, compared to $1.21 billion for the same quarter last year. The decline of $77 million was primarily due to $54 million of unfavorable foreign exchange fluctuations and $21 million of lower sales of Processed Solutions, primarily due to the pass-through pricing impact of the lower cost of zinc and resin.

To take into account these two items, revenues were essentially flat on a year-over-year basis, with market shares gains being offset by continuing retail weakness as a result of the current macro economy.

As Martin mentioned earlier, our JCS business had a strong start to the year, showing organic growth of approximately 5%, driven by a number of our domestic business units as well as strong Latin American revenue, while Branded Consumables and Outdoor Solutions were off approximately 5% from last year excluding the foreign exchange fluctuation.

As in previous quarters, there are two adjustments between the GAAP and adjusted results. The first is integration and restructure expenses in the Company’s Outdoor Solutions segment, which totaled $9.4 million in the quarter. These charges primarily—excuse me—these charges primarily rate to the ongoing K2 integration. We continue to anticipate that by 2010 there will be no further integration and restructuring costs.

The second category of adjustments is the amortization of [quiet] intangibles. These non-cash charges of $3.9 million and $4 million for 2009 and 2008, respectively, represent the amortization through the P&L for intangibles such as customer relationships directly resulting from acquisitions.

As outlined previously, we will not be adjusting for any reorganization expenses in our other three business segments, as these expenses relate to ongoing cost reduction projects rather than acquisition-related integration costs.

In the first quarter of 2009, our Consumer Solutions segment recorded in its operation a $2.8 million restructuring charge in accordance with FAS 146 related to reductions in workforce during the quarter. Our adjusted EBITDA includes this expense.

Gross margin declined to 25.7% in Q1 ‘09 versus 26.9% in Q1 ‘08. The decline is primarily due to the sell-through of higher cost inventory which was built in 2008 during the unprecedented rise in commodity prices. Our focus during the quarter was on bringing our inventory in line with our working capital goals for the year, and it’s also impacted gross margins during the quarter.

As I have mentioned before, historically the impact of cost changes lag by six to nine months. As a result, we do not expect to see a significant benefit to overall gross margins until the second half of 2009. Adjusted SG&A as a percentage of revenue improved by 130 basis points in ‘09 to 90.7% from 21% in 2008. This improvement was primarily due to the proactive actions taken in Q4 to reduce our SG&A spend in the current macro-environment. Our three primary business segments showed year-over-year SG&A improvement in absolute and percentage terms.

Even with our focus on controlling SG&A spend, we have continued to invest strategically in both the development of new products, brand support, as well as improvement of manufacturing and distribution processes where projects in ROI meet all of our internal criteria.

Adjusted EBITDA or segment earning margins improved for the first quarter of ‘09 at approximately 8% compared to 7.8% in 2008. The decline in absolute EBITDA from $97 million to $91 million was primarily due to the lower sales and lower overall gross margin, offset by the cost control measures within SG&A.

It should be noted that within the SG&A line, we actually had higher FAS-123(R) charge of $9.2 million, versus $6 million in ‘08 as a result of restricted stock awards vesting more quickly than budgeted during Q1 of ‘09. We still expect the overall FAS-123(R) charge for 2009 to be in the $20 million to $25 million range.

Depreciation for the quarter was $26.5 million, compared to $25.1 million in the same quarter last year.

Capital expenditures for the quarter more $21 million compared to $22 million in the same quarter last year.

Amortization was approximately $4 million in each quarter.

Net interest expense for the quarter was approximately $36 million, representing an average effective interest rate of around 5.3%. Interest expense declined by $10 million for the quarter compared to the same period in ‘08 due to lower LIBOR rates on a year-over-year basis, the maturation of certain of our floating to fixed interest rate swaps and better than anticipated budgeted cash flow helping reduce our outstanding net indebtedness.

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Our effective tax rate of 36% for the first quarter of ‘09 continues at the same level as ‘08. As previously discussed, we estimate that for the foreseeable future, we will pay approximately 50% of our effective book tax in cash as a result of the significant domestic NOLs that exist within the group.

Reported diluted EPS for the quarter was $0.12 compared to $0.06 in Q1 2008. Adjusted diluted EPS for the quarter was $0.24, compared to $0.22 in Q1 ‘08.

As Martin mentioned, we recorded positive cash flow from operations for the first time in at least five years in the first quarter. Cash flow from operations was a source of cash of $1.4 million, compared to a $32 million use of cash in the same quarter of ‘08. This improved cash performance came on the back of Jarden’s strong cash flow performance in fourth quarter 2008, when we produced approximately $195 million of positive cash flow from operations.

The main driver of the Q1 improvement was a tribute to our proactive inventory management programs, partially offset by decreased cash flow from other working capital, primarily accounts receivable and accounts payable, due to the lower sales and purchase volumes.

At March 31, 2009, our net indebtedness was approximately $2.5 billion. For bank covenant purposes, our debt-to-EBITDA ratio at the end of Q1 2009 was approximately 3.6 times. At March 31, 2009, there were no borrowings under the Company’s revolving line of credit.

At March 31 ‘09 and at 2008, our DSOs were the same, at approximately 69 days. Additionally, our accounts payable days increased to 43 days in Q1 2009 versus 41 days in the prior year as we continue to expand terms and leverage our financial strength with our suppliers.

Inventory decreased nearly $59 million from year-end and approximately $113 million on year-over-year comparison due to inventory reductions across all our businesses as we manage inventory levels we feel are appropriate to the current economic environment.

I’d now like to hand the call over to Jim.

Jim Lillie - Jarden Corporation - President and COO

Thank you, Ian.

As Martin mentioned and as most of you know, we held a comprehensive meeting with analysts and investors last month to spend a significant amount of time going through each of the primary business segments and their short-term goals as well as long-term strategies. As a result, I’m going to limit my comments today to items that relate specifically to Q1.

As Martin stated, we were all pleased with the performance of the businesses in Q1. We believe that our focus on planning and the preemptive steps we took regarding expenses, coupled with a very intense focus on working capital improvement, served us well during the quarter. By addressing costs in advance of the quarter, we were well positioned to spend our time in the quarter executing against our plan and building momentum for the future.

On a macro basis, we saw stabilization of commodity prices during the quarter for both source products and products we manufacturer ourselves. At the same time, we communicated with retailers to maintain pricing on products that were built at relatively higher commodity levels in late 2008. Those of you more familiar with Jarden know that pricing is an everyday conversation with our retailers and one that we approach with market-driven information to support our position as we seek new product placement as well as the expansion of shelf space for existing products in our various product categories.

Our POS has been relatively good across the seasonal categories we serve. In the spectrum of good and better and best pricing, we continue to see growth at the mid-tier or better price points consistent with our $30 or less average prices. As experienced last year, we believe that consumers will stay close to home in 2009, which bodes well for our in-home entertaining products, backyard entertaining and outdoor experiences like camping and fishing. Consistent with the growth of seed companies, we also see the trend of consumers looking to save money, create a family event and benefit from home-produced, healthy food choices, creating opportunities for our Ball fresh preserving home canning business.

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In summary, while pleased with the SG&A and working capital improvements during Q1 and the opportunities this brings for the balance of the year, we are maintaining a conservative outlook focusing on the appropriate balance on cost versus revenue while remaining focused on working capital improvements. In short, we are continuing our philosophy of planning for the worst while hoping for the best.

With that, I’ll turn it over to Martin.

Martin Franklin - Jarden Corporation - Chairman and CEO

Thank you, Jim.

On our February conference call and at the March Analyst and Investor Day, I discussed in detail how our consistent fiscal conservatism over the last eight years has left us in a good position to weather the current recessionary environment. I also stated that we were adjusting our goal for Jarden’s long-term bank leverage ratio from 3.5 times net debt to EBITDA to 3 times to reflect the market’s lower appetite for debt.

While we anticipated achieving this goal within two years from free cash flow, Jarden has built part of its success by being opportunistic about how—about when to access the capital markets. In particular, we are strong believers in going to the markets when we do not need the capital, but rather when we believe market conditions are favorable to a successful offering.

To this end, we have sold 12 million shares of common stock in a registered public offering underwritten by Barclay’s Capital Inc. We intend to provide more details of this transaction shortly.

Similarly, we launched a bank amendment last week that, if entered into, would allow us to issue senior unsecured notes as well as the flexibility to maintain a $100 million revolving credit facility and purchase by way of a tender offer a portion of our Term B debt at market as opposed to par under certain circumstances.

As mentioned on our earnings call in February, our $1.7 billion Term B facility matures in January 2012. Strategically¸ we would like to reduce the size of outstanding debt under the Term B facility to approximately $1 billion prior to refinancing this debt, as we believe this will lead to the best execution given how market dynamics have changed in the Term B market over the last 18 months.

We may decide to access the long-term debt markets in the future, as this would accelerate achievement of two of our strategic goals—first, a lower net debt-to-EBITDA leverage ratio as a result of our common stock issuance and, second, pushing out the maturities on a portion of our senior debt to reduce the size of the Term B facility that matures in Q1 of 2012.

The ability to extend the $100 million of our existing revolver to January 2012 would lower our need to maintain large cash balances on the balance sheet while also helping us from a technical perspective with the issuance of letters of credit and entering into interest rate, foreign exchange or commodity derivative transactions.

Also, as mentioned on the last conference call, we continue to believe that we will renew our 364-day securitization facility prior to its annual maturity in July 2009. We believe that Jarden’s relatively strong operating performance in 2008 and our good start to 2009 have been overshadowed by macro concerns that put the spotlight on the balance sheet rather than operating performance.

We believe that the ability to tap the capital markets is not only good for the Company in the long term but also alleviates certain concerns that may have existed on the balance sheet. This should allow the spotlight to refocus on our strong free cash flows and earnings momentum.

We have spent a lot of time over the last 18 months articulating our diversified business model. The operating philosophy behind Jarden’s DNA and the strategy behind our focus on new product development and category killer brands. I will not reiterate these details now, but we encourage you to review our March 2009 Analyst and Investor Day presentation, which is still available on our website.

I would, however, like to touch on four key drivers for our success in 2009. First and foremost, we are continuing to win market share at retail. Over the last three years, we have invested more in new product development, marketing, IT infrastructure and top management talent than at any point in the Company’s history. Our philosophy was that we could drive category growth for our retailers on the back of a portfolio of authentic, well-recognized brands that occupy market-leading positions in most of the markets we serve.

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These investments paid of in 2008 and are continuing to pay dividends in 2009. As we are in a position to offer innovative and value-oriented products in market conditions that are looking for both of these features.

Second, we have made and continue to make proactive decisions to drive costs out of our businesses on a continuous basis. I covered some of the actions we have taken over the last six months to maintain a low-cost infrastructure on previous calls while reiterating that we have not meaningfully cut back on the lifeblood of our business, our new product development pipeline.

We have a three-year pipeline of innovative new products and brand extensions carrying out through—carrying out through 2012. Consistent with Jarden’s DNA, we are continuing to do more with less while simultaneously improving the business. This is the reality of the business world today—the one that plays to our entrepreneurial culture and favors market-leading brands over the lesser players.

Third, we continue to focus on cash flow and balance sheet management and continue to believe that we will produce over $250 million of cash flow from operations after capital expenditures in 2009.

In these challenging times, we believe that we need to match our strong operational performance with prudent balance sheet management and strong free cash flows. In a period where we are seeing a number of competitors as well as retailers go bankrupt, we believe that we will be able to continue—there will be a continued flight to quality within the Consumer Product sector.

Finally, we do not underestimate the challenges of the continuing tough recessionary environment. However, we do believe that whether it be in the second half of 2009 or at some point in 2010, we will see retailers start to increase inventory levels to levels that can better support their volume of sales. We believe that the ongoing disconnect between POS performance and reorders that has occurred over the last six months is brought on by retailer fears of being left with too much seasonal inventory.

At some point, the tide will turn, and when retailers want to maximize sales rather than only protect their balance sheets. When this happens, it will give a positive push to consumer product companies such as ours that are in a position to take advantage of this restocking.

We are maintaining our focus on operational excellence and the leveraging of our unique collection of brands to outperform the categories that we serve. Our management teams are making tough choices every day and their talents and commitments is reflected in the results that we are discussing today.

We look forward to reporting our progress to you during the year, and I’d now like to open the call to any questions. Thank you.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). We’ll take our first question from Bill Chappell with SunTrust.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

Hi. Good afternoon.

Martin Franklin - Jarden Corporation - Chairman and CEO

Hi, Bill.

Jim Lillie - Jarden Corporation - President and COO

Hi, Bill.

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Apr. 21. 2009 / 5:00PM ET, JAH - Q1 2009 Jarden Corporation Earnings Conference Call

Bill Chappell - SunTrust Robinson Humphrey - Analyst

I guess, first, on the deal, just help me in layman’s terms. Assuming you do the deal, it’s completed tonight. You raise, let’s say, $200 million, $225 million. Is that cash still sitting on the balance sheet by the time we’re at the end of 2Q and, if not, how is it likely used and what kind of does the interest expense look like for the remainder of the year?

Ian Ashken - Jarden Corporation - Vice Chairman and CFO

Hi, Bill. It’s Ian. Obviously, we can’t comment on the amount. We can give details on that tomorrow and in terms of—we have no specific use for that. I mean, the release said we have general corporate payments, which will include the pay debt. We haven’t decided which debt to pay down, how much to pay down. Obviously, it’s all part of an overall strategy.

We’ve not been scared in the past to sit with cash on the balance sheet. On the other hand, we don’t want to carry the vig or the spread for that long. So it’s something that we’re going to assess over time and this is—this all came together pretty quickly, so we will assess it as part of our overall strategy for the balance sheet.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

So for modeling purposes, should I just lower your EPS number by the 18% dilution and just assume that the $200 million, whatever, amount earns half a percentage point?

Ian Ashken - Jarden Corporation - Vice Chairman and CFO

I would wait a day or two until more detail is available and then proceed to model.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

Okay. In terms of the operations, it sounds like Outdoor Solutions is off to, at least, a decent start and the overall business is off by a little bit better than you would have expected three months ago. When will we have an idea that you don’t have a repeat of kind of what happened at Coleman a couple of years ago in terms of retailers de-stocking at the end of the season?

Jim Lillie - Jarden Corporation - President and COO

Bill, I think the simple answer to that is we have our arms around the business very tightly. We’ve got visibility into our performance and how the categories are performing. The issue of a couple years ago, quite frankly, was not having as much attention to the details.

So the sell-in was good. We’re at a point where we begin to see reorders as we move into Q2. We’ll talk more about that at the end of the quarter, but I think Martin and Ian talked about the investments in the business. A lot of that was on the IT side. We’re now at a point where we think we have the visibility to avoid situations like that and be the first one at the door when there’s an opportunity.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

Okay. And then one more and I’ll turn it over. Ian, you said, I think, that FAS-123 was $9 million in the quarter, but you expect it to still be $20 million to $22 million for the full year. Does that mean there’s a—it should be straight line for the next three quarters or is there another quarter where it should actually drop, year-over-year?

Ian Ashken - Jarden Corporation - Vice Chairman and CFO

No, one—obviously, the increase in the stock price in quarter two—over the last quarter accelerated some of the things that we had flat-lined for the budget purposes. So you’ll see it less than that in Q2. My guess is it will be less than $5 million in Q2 and then pretty flat-line from there.

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Bill Chappell - SunTrust Robinson Humphrey - Analyst

Okay, great. Thank you.

Operator

We’ll go next to Lauren Lieberman with Barclays Capital.

Lauren Lieberman - Barclays Capital - Analyst

Great, thanks. First thing was I wanted to know about your view of retail inventory levels in Consumer Solutions, because you did bring up that there’s been this ongoing disconnect between point of sale and shipment levels, but with shipments so positive in the quarter, how much of that do you think was a re-stock, versus reflective of actual consumer takeaways during the quarter?

Martin Franklin - Jarden Corporation - Chairman and CEO

Yes. I mean, I’d make a couple of comments. There have been some sort of strong components that have I think sort of also reflect the time. Our FoodSaver—our food preservation business under the FoodSaver and Seal-a-Meal brands had a very strong performance in Q1 and Mr. Coffee, as well. So I think that you’re seeing some strong performance at POS, but I think you see the retailers in that segment, if you like, of the business beginning to build their businesses again.

The—my view, in general, on retail and, again, you probably see as much of this as I do, is that retailers are, if you like, coming out from under the rock and starting to look at the potential for Q3 and Q4 being, in general, better in a better environment and that will, obviously, impact their buying decisions and their inventory build, both in Q2 and Q3 going into the back part of the year.

Ian Ashken - Jarden Corporation - Vice Chairman and CFO

But the short answer to your question, Lauren, is I don’t think Q1 was (inaudible) over the restocking of an inventory.

Martin Franklin - Jarden Corporation - Chairman and CEO

No.

Ian Ashken - Jarden Corporation - Vice Chairman and CFO

I think that that—

Martin Franklin - Jarden Corporation - Chairman and CEO

They built additional space at retail. As you know, some of the major retailers have narrowed the number of vendors that they deal with and that’s— those shelf gains are obviously reflective of some of the organic growth you’re seeing in their business.

Lauren Lieberman - Barclays Capital - Analyst

So at this point would you be expecting to see Consumer Solutions post positive sales trends for the remainder of the year, organic?

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Apr. 21. 2009 / 5:00PM ET, JAH - Q1 2009 Jarden Corporation Earnings Conference Call

Martin Franklin - Jarden Corporation - Chairman and CEO

I think that it’s too early to say. You’ve got to remember that for Consumer Solutions Q1 and Q2 are small quarters relative to Q3 and Q4. I think by the end of next quarter we’ll be in a much better position to comment on that, for the full year.

Lauren Lieberman - Barclays Capital - Analyst

Okay. But—so I’m just thinking that’s your—Sorry. Thinking about it as individual quarters, rather than the sum of the year, because absolutely about Q1 being small. But as I look into the June quarter, I’m sort of thinking it doesn’t feel to me like anything is so positive in the consumer environment that I should be thinking about any of your businesses posting positive revenues in Q2—not any discredit to your brands, but just the reality of what consumers are doing.

Martin Franklin - Jarden Corporation - Chairman and CEO

No, but I will say one thing and you don’t have to take my word for this. You can go back and look at the Jarden Consumer Solutions business over the last two years. Q1 has often been a foreboding of the rest of the year and it’s certainly not a bad start from our perspective and we know and we’ve said in the past that the shelf gains that we’ve made, if retail is good and the retailers, if you like, buy we expect to have a decent year in that business.

Lauren Lieberman - Barclays Capital - Analyst

Okay. Then the other question was just going to be about the inventory work that you guys did in the quarter. So I think you’d said, Martin, that the margins in Outdoor Solutions were flat, excluding currency. Is that correct?

Martin Franklin - Jarden Corporation - Chairman and CEO

That’s correct. The EBITDA gross margin was down and SG&A was down, but EBITDA margin about flat.

Lauren Lieberman - Barclays Capital - Analyst

Okay. So I just was wondering if what we saw in the reported margin was a reflection of that being where most of the inventory work took place, but it sounds like that’s not the case.

Martin Franklin - Jarden Corporation - Chairman and CEO

No, I mean, I think Outdoor Solutions, obviously, had the largest sales of any business in the quarter, so it does have the largest inventory reduction. That’s more to do with—

Jim Lillie - Jarden Corporation - President and COO

That’s more to do with buy.

Martin Franklin - Jarden Corporation - Chairman and CEO

Yes.

Lauren Lieberman - Barclays Capital - Analyst

Okay.

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Apr. 21. 2009 / 5:00PM ET, JAH - Q1 2009 Jarden Corporation Earnings Conference Call

Martin Franklin - Jarden Corporation - Chairman and CEO

I want to be clear on, just so you understand, I mean, the fact that inventories come down doesn’t mean that we got rid of bad inventory, if you know what I mean. This was part of a program that we had, as we’ve talked about, to manage our inventory effectively and that’s, obviously, been reflected in the performance in Q1.

Lauren Lieberman - Barclays Capital - Analyst

Right. Okay. Okay, thanks.

Ian Ashken - Jarden Corporation - Vice Chairman and CFO

Thanks.

Martin Franklin - Jarden Corporation - Chairman and CEO

Thank you.

Operator

Joe Altobello with Oppenheimer, please go ahead.

Martin Franklin - Jarden Corporation - Chairman and CEO

Hi, Joe.

Joe Altobello - Oppenheimer - Analyst

Hey, guys, good afternoon. First question, in terms of pricing—and I apologize, because you guys did touch on this a little bit—but do you expect in the second half of this year, as you start to get the commodity savings, that retailers will get more aggressive on the price rollbacks?

Jim Lillie - Jarden Corporation - President and COO

Well, I think—Joe, I think the balance to that conversation you’ve got new products that are coming into performance or coming on to the shelves that have gross margin expectations that will meet ours. But it’s a daily conversation. I think it’s not unreasonable for retailers to expect some contribution on our part as commodities come off record-setting levels and prices being set at those levels a year ago as we re-set for a coming season.

So there’s going to be some give and take.

Martin Franklin - Jarden Corporation - Chairman and CEO

I would also, Joe, and this is an important point, what matters for the retailers is at the price point that they put their product, how is it turning at retail. And if they’re getting the turns and they’re making the margin, then that helps us from the standpoint of a pricing discussion.

We always get asked this question every quarter, how does this affect pricing? Pricing is not a thing that happens on a specific day. It’s something that happens every day and, obviously, if we don’t—the reason that we’ve been able to achieve what we achieve is we’ve kept our business very efficient and been able to provide our products to the retailers at price—at a price that they feel they can get a good return on it at the shelf. And then it—and then for the end consumer it’s a price that it performs well at POS. And we’ve gotten that metric working very well and I think it reflects in the performance.

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Joe Altobello - Oppenheimer - Analyst

Okay, because I’ve always assumed you guys would give back some of the commodity savings.

Martin Franklin - Jarden Corporation - Chairman and CEO

Sure. Of course we do. And that goes—it depends on the products. It depends on the time of the year. It depends on when the product was built.

This is why we’ve said that we expected more impact from that in the second half of the year than in the first half, because, obviously, how the inventory works through the system. But, yes, and, again, it depends on the components and we’ve got some products that, obviously, will be much less—the pricing of their particular commodities have much less impact than some of our other products.

So it really depends on the product and the category, et cetera, et cetera.

Joe Altobello - Oppenheimer - Analyst

Okay. And then secondly, in terms of how things are turning thus far this quarter, have you noticed any change on the part of retailers? Are they getting a little bit more aggressive on the sell-in?

Martin Franklin - Jarden Corporation - Chairman and CEO

The way we’re looking at our business right now we’ve had a decent start to the quarter and there’s nothing that we see today that gives us pause to what people’s are—in terms of expectations of the developments of our business in Q2. And having said that, I think it’s too early for us to have a view as to how aggressive retailers are going to be going into, if you like, their inventory positions that they’re going to build for the back half of the year.

I know in this sense, probably as much as you do, which is the macro view that I’m hearing from retailers is in line with what’s being discussed. I think Barack Obama described it as seeing—what did he say the other day in his speech? That he saw small—components of hope or something? I can’t remember what his description was.

Joe Altobello - Oppenheimer - Analyst

Green shoots?

Martin Franklin - Jarden Corporation - Chairman and CEO

Green shoots, thank you. I do apologize for not having watched it. But look, I think that that’s the reality. I think that this time— when we did the last quarterly call, we were talking about the potential of the world falling apart and all of that and I think that we’re- I think the consensus seems to be that we’re somewhat behind that and have gotten past that and I think the retailers are looking at not if we’re going to get back to growth, but when, and some people think it’s going to happen later on in this year. Some people think it’ll happen next year, but those are hopeful signs, from our perspective. But, obviously, we’re still keeping a conservative posture. We would rather under-promise and over-deliver and that’s how we continue—expect to continue to run the business.

Joe Altobello - Oppenheimer - Analyst

Okay, great. Thanks.

Martin Franklin - Jarden Corporation - Chairman and CEO

Thank you.

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Apr. 21. 2009 / 5:00PM ET, JAH - Q1 2009 Jarden Corporation Earnings Conference Call

Operator

Next we’ll hear from Hayley Wolf with Rochdale Securities.

Martin Franklin - Jarden Corporation - Chairman and CEO

Hi, Hayley.

Hayley Wolf - Rochdale Securities - Analyst

Hey, there. I have a couple questions. First, can you just give a little more color on the sell-in in the quarter, the sell-through—versus sell-through in the quarter? And then how did your business progress throughout the quarter, March versus February versus January?

Jim Lillie - Jarden Corporation - President and COO

Hayley, it’s Jim. The sell-in in Q1 really met our expectations. In some cases, it was a little bit later.

If you look at the products that sell in strongly in Q1, it’s really the Coleman camping, the fishing-related products and the team-sports-related products. But the sell-through of those products doesn’t really occur until mid-March, which is really at the end of the quarter.

So we’re seeing re-order activity on pace with what we would expect, but each of those quarters kind of ramp up—each one of those months within the first quarter kind of ramp up successively.

Hayley Wolf - Rochdale Securities - Analyst

What about in the—in JCS in terms of inventory de-stocking? Do you think that’s—where do you think you are in that stage?

Jim Lillie - Jarden Corporation - President and COO

In JCS?

Hayley Wolf - Rochdale Securities - Analyst

Well, in the Consumer Solutions and the Branded Consumer. I mean, retailers, inventory levels?

Jim Lillie - Jarden Corporation - President and COO

Yes, I think JCS their big quarter is really late Q3 and into Q4 and so I think that we’ve seen the main impact of that de-stocking. I think Outdoor Solutions and Branded and experiencing a level of it, but not to the degree that JCS felt in Q4. So I would say they’re kind of in the seventh or eighth inning.

Hayley Wolf - Rochdale Securities - Analyst

Do you get any Easter mismatch in your business?

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Apr. 21. 2009 / 5:00PM ET, JAH - Q1 2009 Jarden Corporation Earnings Conference Call

Jim Lillie - Jarden Corporation - President and COO

No, I mean, we don’t really have any Easter-related products. We do have some home canning activity that are used for kind of crafting items and our craft business performs or ticks up a little bit around Easter, but not of any significance.

Hayley Wolf - Rochdale Securities - Analyst

Okay. And then last question, is there any chance we can get a little more detail on the use of this $200 million, $225 million you’re going to raise? I mean, what restrictions do you have on sub-debt or any of the other instruments that you might look to repay?

Martin Franklin - Jarden Corporation - Chairman and CEO

We have no restriction on how we use the money to repay indebtedness. We’re, obviously, going to do what we think is the best for the Company. We have not earmarked the money in advance. We’ve stated publicly, obviously, that it is for general corporate purposes. Obviously, our job is to put the capital to the most effective use to provide the best return for the shareholders.

That’s what you would expect me to say, Hayley. I can’t say more than that today. Obviously, as things develop and we earmark capital, you’ll see us do it, but if you look at our history and track record, we have—we tend to put this—we won’t let it be put to waste.

Hayley Wolf - Rochdale Securities - Analyst

Sit idle on your balance sheet, okay.

Martin Franklin - Jarden Corporation - Chairman and CEO

I want to go back—the big picture, and this is important that you understand, Hayley, because I’ve made this public statements before that I think that one of the things that’s held our Company back from a valuation point perspective and everything is concerns about the balance sheet. And people’s taste—appetite for what was, we thought, a prudent level of leverage to be now a lower ratio. And we are reacting to that and accelerating it.

From my perspective, we took a view that raising capital in this manner was in the best interest of the Company. So did our Board, obviously, do that. But also and, more importantly, I think that if we want to accelerate the lowering of our leverage ratio doing this versus, for example, selling an asset is a route that we would rather do. We think we can create more value this way and we’ve got a pretty good track record to show that we’ve been able to do that in the past.

Hayley Wolf - Rochdale Securities -Analyst

Okay. Thanks.

Martin Franklin - Jarden Corporation - Chairman and CEO

Thank you.

Operator

And from Citi we’ll go to Alvin Concepcion.

Alvin Concepcion - Citigroup - Analyst

Good afternoon. I apologize if I missed this, but I just want to get a sense, what were the trends in POS for your overall business, just maybe since mid-March when sell-in had started, or sell-through, sorry?

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Apr. 21. 2009 / 5:00PM ET, JAH - Q1 2009 Jarden Corporation Earnings Conference Call

Jim Lillie - Jarden Corporation - President and COO

The POS through mid-March we saw, I would say opportunities with shelf space. The POS actually performed at or maybe slightly above in Q1. And it’s too early to talk about Q2, quite frankly. But, overall, I was happy with the POS performance, the load-in, and what we expect from the re-order activity.

Alvin Concepcion - Citigroup - Analyst

Okay and then just to clarify on your inventory levels at retail, (inaudible) are down is what you were saying. Is that across all your businesses and what’s your level of comfort where they came today?

Ian Ashken - Jarden Corporation - Vice Chairman and CFO

Alvin, it’s Ian. I think that inventories are at a very low level at retail. I mean, obviously, some products, for example, the ski season has finished up and they are historically at extremely low levels because we’ve had two back-to-back good winters. So it’s a nice position to be in. That was through sell-through.

Sometimes it’s through not re-ordering after a season, the product goes out, which is what we saw more on (inaudible) side. But I think that, obviously, what’s nice is the consumer (inaudible) company—Martin commented on this in his remarks is that we’re sitting here with an opportunity, at some point, where the pipeline will need more stocking, as opposed to at the end of a period where sometimes there’s too much stock at retail and that’s a drag on your business.

At a certain point that will be a tailwind for us. And, obviously, we don’t know exactly when that will be or for which businesses, but it is coming at some point.

Alvin Concepcion - Citigroup - Analyst

Great. And then, I guess, what’s your appetite for making acquisitions this year? Any particular segment that you—?

Martin Franklin - Jarden Corporation - Chairman and CEO

Well, the priority is to de-lever and there may be some small tuck-ins that before this capital raise we would have not done that may be potential opportunities for us today. But the priority is our leverage ratio but as you know my job is to find the best opportunities for the Company. I continue and I have not stopped talking to lots of different companies and managers and putting ideas down for the future that might be future opportunities for Jarden, but I don’t think you’ll see us do any sort of large transaction.

Our goal is to provide clean, progressive earnings going forward and that’s the modus operandi today. But there are, on occasion small tuck-ins that can bolster our existing operations and, obviously, we will take advantage of those as they come up.

Alvin Concepcion - Citigroup - Analyst

Thank you.

Martin Franklin - Jarden Corporation - Chairman and CEO

Thank you. Are there any other questions?

Operator

A question now from Jon Andersen. It’s going to be our final question at this time. From William Blair, Jon Andersen. Go ahead, please.

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Apr. 21. 2009 / 5:00PM ET, JAH - Q1 2009 Jarden Corporation Earnings Conference Call

Martin Franklin - Jarden Corporation - Chairman and CEO

Hi, Jon.

Ryan Daniels - William Blair & Company - Analyst

Hi, everyone. It’s actually Ryan, filling in for Jon here.

Martin Franklin - Jarden Corporation - Chairman and CEO

Hi, Ryan.

Ryan Daniels - William Blair & Company - Analyst

Hi. How you doing? I was just going to ask and see if you guys are making any changes to the way you kind of approach your advertising and marketing for your brands? And by that I mean, are you—is it becoming more promotional out there? And if you do do that—

Martin Franklin - Jarden Corporation - Chairman and CEO

That’s a good question. I mean, it’s nice to be able to talk about that as opposed to capital markets.

Let me tell you what we’re doing, because it’s really interesting. And I’m actually sitting in my (inaudible), so I’ll just grab what I have in front of me. And I’ve talked about this a little bit before, but if you look at Jarden Consumer Solutions, our entire print campaign that we’ve done and promotional campaigns have all been around spending less and enjoying more and value propositions. Everything is about a value proposition.

So we talk about crock pots and how much money you can save by using a crock pot. We talk about FoodSaver, how much money you can save using a FoodSaver in storing your food. We talk about how many—how much money you can save buying a Mr. Coffee and making your coffee at home as opposed to buying it at one of the retailers I should say to be politically correct.

We talk about—so there’s a variety of things. We also have some commemorative things that have been impactful—well, not—impactful on their individual businesses. Obviously, you have the Bicentennial Penny launch, which, obviously, has received a lot of publicity. You have the 125th anniversary of the Ball Home Canning Jar, which we’ve got a whole series of promotions going on, whether they be at local fairs or other sorts of promotional programs around that.

And then—I think it’s next year, is it not, the 125 for the Bicycle Playing Card, is it?

Jim Lillie - Jarden Corporation - President and COO

Yes, it is.

Martin Franklin - Jarden Corporation - Chairman and CEO

So, ironically, we have the Bicycle Playing Card coming up next year for its 125th anniversary and we’ve got products being built around that.

So we do things on—we do things based on the brands for different—for different aspects, but the biggest driver for us is the value proposition on a lot of our core products.

Obviously, in our sporting goods area we have different kinds of promotions, but it’s all about providing good value for people on the—at the retail level. I think people are much more careful about how they spend their discretionary dollar today.

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Apr. 21. 2009 / 5:00PM ET, JAH - Q1 2009 Jarden Corporation Earnings Conference Call

The final thing I’d say about our advertising is the way we track—one of the ways that we track advertising is not necessarily how much we spend on a particular program, but how many impressions we get for our dollar and in this environment what’s happening is our ability to buy space and get the number of eyeballs that we’re targeting for our campaigns, we’re able to get the same level of penetration, if you like, for less money.

So it’s all part of that mix, but, obviously, I think if you look at what’s been happening for our business, it’s been pretty effective so far.

Ryan Daniels - William Blair & Company - Analyst

Okay, great. Thanks a lot.

Martin Franklin - Jarden Corporation - Chairman and CEO

Thank you.

All right. With that, thank you very much. Again, I apologize for the rush to get—to start this call, but thank you very much for your time and we’ll look forward to reporting to you next quarter. ‘Bye.

Operator

With that, ladies and gentlemen, we do conclude today’s conference call. Thank you for joining us and have a nice rest of your day.

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